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                                   AGREEMENT
                                   ---------

     THIS AGREEMENT is made and entered into effective this 14th day of April, 1997 by and between CONVERSE INC., a Delaware corporation (hereinafter "Converse"), and EDWARD C. FREDERICK (hereinafter "Employee").

     WHEREAS, Employee presently serves as an executive officer of Converse; and

     WHEREAS, it is in the best interests of Converse to assure that it will have the continued dedication of Employee.

     NOW THEREFORE, for good and valuable consideration and in order to induce Employee to remain in the employ of Converse, the parties covenant and agree as follows:

     1.  Definitions.  For all purposes of this Agreement, the following terms
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shall have the meanings specified in this Section unless the context clearly otherwise requires:

         "Base Salary" means the highest annual salary rate paid to Employee by
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Converse at any time during a period of two (2) years immediately preceding the date of termination of employment.

         "Cause" means (a) willful misconduct, (b) repeated, serious and
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substantial infractions of Converse rules or policies, (c) insubordination, (d)
conviction for a felony involving moral turpitude or (e) willful material breach of this Agreement by Employee.

         "Disability" means the incapacity to attend to and perform effectively
          ----------
one's duties and responsibilities which, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by Converse.

     2.  Severance.  If Employee's employment with Converse is terminated by
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Converse (other than for Cause or as a result of Employee's death or
Disability), then Converse will,
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subject to compliance by Employee with the further provisions of this Agreement, pay to Employee a single payment on Employee's date of termination that is comprised of the following components:


         (a)  Fifty-two (52) weeks of Base Salary; and

         (b) The actuarial present value (as determined by Converse in its sole discretion) of participation by Employee in the Converse Inc. Retirement Plan for one (1) year following the date of termination, assuming Employee continued to earn the same base pay Employee is earning as of Employee's termination date; and

         (c) The amount to cover Converse's share of the cost of Employee's medical and dental insurance, as in effect on the date of termination of employment, for twelve (12) months, plus an amount equal to twenty-eight percent (28%) of such payment. Said payment shall not affect Employee's COBRA rights in effect on the date of Employee's termination.

     Any applicable payment to Employee under the Converse Executive Incentive Plan, as it may then be in effect, for the calendar year in which Employee's employment with Converse is terminated shall be made in accordance with the terms of said Plan.

     3.  Confidential Information.
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         (a)  Employee acknowledges that, by reason of Employee's employment by
Converse, Employee has access to confidential information of Converse, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between Converse and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them ("Confidential Information"). Employee acknowledges that such Confidential Information is a
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valuable and unique asset of Converse and covenants that, both during and after the term of this Agreement, Employee will not disclose any Confidential Information to any person (except as Employee's duties as an officer of Converse may require) without the prior written authorization of the board of directors of Converse. The obligations of confidentiality imposed by this Section 3 shall not apply to information that becomes generally known in the industry through no act of Employee in breach of this Agreement.

         (b) Employee acknowledges that all documents, files and other materials received from Converse during his employment (with the exception of documents relating to Employee's compensation or benefits to which Employee is entitled following his employment) are for use by Employee solely in discharging Employee's duties and responsibilities hereunder and that Employee has no claim or right to the continued use or possession of such documents, files or other materials following termination of Employee's employment by Converse. Employee agrees that, upon termination of employment, Employee will not retain any such documents, files or other materials and will promptly return to Converse any documents, files or other materials in Employee's possession or custody, except that Employee shall be entitled to retain a copy of correspondence written by him so long as Converse also has a copy and such correspondence does not contain Confidential Information.

     4.  Non-Disparagement.  Employee agrees that he will not issue any
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communication, written, oral or otherwise, that disparages, criticizes or otherwise reflects adversely upon Converse or any of its officers, directors or employees or which encourages the taking of any action by any person or entity adverse to Converse, unless required by law.

     5.  Miscellaneous.  This Agreement shall be binding upon and inure to the
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benefit of Employee's heirs, executors, administrators and legal representatives, and shall be binding upon
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and inure to the benefit of Converse and its successors and assigns. This
Agreement shall supersede and stand in place of any and all other agreements between Employee and Converse regarding severance pay and/or any and all severance pay benefits pursuant to any plan or practice of Converse. This Agreement shall take effect as of the day and year first above set forth, and its validity, interpretation, construction and performance shall be governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date set forth above.

                                        CONVERSE INC.


                                        By /s/ Glenn N. Rupp
                                          -------------------------------------
                                          GLENN N. RUPP,
                                          Chairman and Chief Executive Officer

                                        /s/ Edward C. Frederick
                                        ----------------------------------------
                                        EDWARD C. FREDERICK